Strategic Environmental & Energy Resources, Inc. 10-12b

Exhibit 3.2

Exhibit 3.2 Amendment to the Articles of Incorporation, dated December 19, 2007, changing the names and effecting a reverse

STATE OF NEVADA

ROSS MILLER Secretary of State		SCOTT W. ANDERSON Deputy Secretary for Commercial Recordings
OFFICE OF THE SECRETARY OF STATE

Certified Copy

May 7, 2013

Job Number:	C20130506-2474
Reference Number:	20130304867-04
Expedite:
Through Date:

The undersigned filing officer hereby certifies that the attached copies are true and exact copies of all requested statements and related subsequent documentation filed with the Secretary of State's Office, Commercial Recordings Division listed on the attached report.

Document Number(s)	Description	Number of Pages
20070859661-44	Amendment	1 Pages/1 Copies

Respectfully,

ROSS MILLER Secretary of State

Certified By: Greg Devaul
Certificate Number: C20130506-2474
You may verify this certificate
online at http://www.nvsos.gov/

Commercial Recording Division
202 N. Carson Street
Carson City, Nevada 89701-4069
Telephone (775) 684-5708
Fax (775) 684-7138

ROSS MILLER Secretary of State 204 North Carson Street, Ste 1 Carson City, Nevada 88701-4299 (775) 684 5708 Website: secretaryofstate.biz

	Filed in the office of Ross Miller Secretary of State State of Nevada	Document Number 20070859661-44
Filing Date and Time 12/19/2007 10:36 AM
Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)		Entity Number C3894-2002

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation: ___________________________________________________________

Satellite Organizing Solutions, Inc.

2. The articles have been amended as follows (provide article numbers, if available):

ARTICLE ONE is amended as follows: The name has been changed to Strategic Environmental & Energy Resources, Inc.

ARTICLE FOUR: The Fourth Article is amended to add the following:  Each share of issued and outstanding common stock of the Company as of December 31, 2007, is reverse split on a one to four basis such that each old share represents 1/4 of a new share. A surrender of the old share certificate is required to be made by each shareholder in order to receive a new certificate reflecting the reverse split (and name change) except for those certificates held in “Street Name.” The new split adjusted share certificates will be transmitted to the shareholders of record upon surrender of old certificates.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the* articles of incorporation have voted in favor of the amendment is: ___________________________________

4. Effective date of filing (optional):
5. Officer Signature (Required):

*If any proposed amendment would alter or change any preferences or any relative or other right given to any class or series of outstanding, shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Neveda Secretary of State AM 78.385 Amend 2007 Revised on: 03/01/07